Cienega Creek Holdings, Inc.

TERMINATION OF EMPLOYMENT

Dec. 2, 2009

Michael A. Klinicki
9181 S. Antler Crest Drive
Vail, AZ 85691

Dear Mr. Klinicki:

This letter (the “Agreement”) confirms the agreement between you and Cienega Creek Holdings, Inc., a Nevada corporation (the “Company”), regarding the termination of your employment with the Company.

Termination Date.  Your employment with the Company, pursuant to a certain Employment Agreement made on December 4, 2008, by and between you and the Company and attached hereto as Exhibit A (the “Employment Agreement”), will terminate as of the Closing Date pursuant to Section 1 of a certain Stock Purchase Agreement between you, Belmont Partners, LLC, and the Company, dated 12/2/2009 (the “Termination Date”) and the Employment Agreement will be terminated.

Consideration.  As of the Termination Date, the Company will pay you a consideration in the amount of Ten U.S. Dollars ($10.00) (the “Consideration”).  You acknowledge that, prior to the execution of this Agreement, you were entitled to receive a severance payment in the amount of twelve (12) months salary, however upon execution of this Agreement, you are to relinquish any and all claims to receive any money from the Company other than the Consideration specified herein, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

Release of All Claims.  In consideration for receiving the Consideration described herein, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment.

Termination Agreement

No Admission.  Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

Company Property.  You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

Confidentiality of Agreement.  You agree that you will not disclose to others the existence or terms of this Agreement, except as required by law.  You may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

No Disparagement.  You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.

Severability.  If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

Choice of Law.  This Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Virginia.

Execution.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of an electronic or faxed copy will have the same force and effect as execution of an original, and a signature returned by facsimile or electronic transmission will be deemed an original and valid signature.

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Termination Agreement

Please indicate your agreement with these terms by signing below and returning this document to me.

Very truly yours,

Cienega Creek Holdings, Inc.

/s/ Daniel J. Cavazos
By: Daniel J. Cavazos, Director

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims.  I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Michael A. Klinicki
By: Michael A. Klinicki

[notary block]

Termination Agreement

January 1, 2010

Board of Directors
Cienega Creek Holdings, Inc.
9181 S. Antler Crest Drive
Vail, AZ 85641

Dear Board of Directors,

Please accept this notice as my termination of the employment agreement dated December 4, 2008 (The “Agreement”) between myself and Cienega Creek Holdings, Inc. (The “Company”).  In light of the current financial condition of the Company I wish to forgo any future salary and benefits payable under the Agreement beginning January 1, 2010.  I shall remain with the Company in my current capacity as President and Chief Executive Officer without salary until subsequent employment agreement is made.

Michael A. Klinicki

/s/ Michael A. Klinicki

Acceptance:

/s/ Michael A. Klinicki
Cienega Creek Holdings, Inc. (Director)